EXHIBIT 99.3

UNAUDITED PRO FORMA COMBINED CONSOLIDATED

FINANCIAL INFORMATION

The unaudited pro forma combined consolidated financial statements are based upon the historical consolidated financial statements of Broadwind Energy, Inc. and its subsidiaries (“Broadwind,” the “Company,” “we,” or “us”) and Red Wolf Company, LLC("Red Wolf") and have been prepared to illustrate the effect of Broadwind’s acquisition of Red Wolf for approximately $21.6 million, subject to certain adjustments.

The unaudited pro forma combined consolidated balance sheet combines the historical consolidated balance sheets of Broadwind and Red Wolf as of September 30, 2016 and reflects the pro forma effect as if the acquisition of Red Wolf had occurred on that date. The unaudited pro forma combined consolidated statements of operations for the nine months ended September 30, 2016 and the year ended December 31, 2015 combine the historical statements of operations of Broadwind and Red Wolf, adjusted to reflect the pro forma effect as if the acquisition of Red Wolf had occurred on January 1, 2015 (the first day of the Company’s 2015 fiscal year). Broadwind’s historical consolidated financial statements referred to above were included in its Quarterly Report on Form 10-Q for the nine months ended September 30, 2016 and Annual Report on Form 10-K for the year ended December 31, 2015. Red Wolf’s historical financial statements referred to above for Red Wolf for the comparable periods are included in this Current Report on Form 8-K/A. The accompanying unaudited pro forma combined consolidated financial information and the historical consolidated financial information presented therein should be read in conjunction with the historical consolidated financial statements and notes thereto for Broadwind described above. The historical financial statements of Red Wolf have been adjusted to reflect certain reclassifications to conform to the Company's financial statement presentation.

The unaudited pro forma combined consolidated balance sheet and statements of operations include pro forma adjustments which reflect transactions and events that (a) are directly attributable to the acquisition, (b) are factually supportable, and (c) with respect to the statement of operations, are expected to have a continuing impact on consolidated results. The pro forma adjustments are described in the accompanying combined notes to the unaudited pro forma combined consolidated financial statements.

The unaudited pro forma combined consolidated financial information does not reflect future events that may occur after the acquisition, including potential general and administrative savings or the costs and related liabilities that would be incurred to achieve them. The unaudited pro forma combined consolidated financial information is provided for informational purposes only and is not necessarily indicative of the results of operations that would have occurred if the acquisition of Red Wolf had occurred on January 1, 2015 nor is it necessarily indicative of our future operating results. The pro forma adjustments are based upon currently available information and are subject to change.

Broadwind Energy, Inc. and Subsidiaries

Unaudited Pro Forma Combined Consolidated Balance Sheet

September 30, 2016

(In thousands, except per share data)

	Broadwind	Red Wolf	Pro Forma adjustments		Pro Forma
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 8,091	$ 7	$ (8,098)	(a)	$ -
Short-term investments	16,213	-	-		16,213
Restricted cash	39	-	-		39
Accounts receivable, net	14,926	2,224	-		17,150
Inventories, net	26,231	6,817	230	(b)	33,278
Prepaid expenses and other current assets	2,503	-	-		2,503
Current assets held for sale	866	-	-		866
Total current assets	68,869	9,048	(7,868)		70,049
LONG-TERM ASSETS:
Property and equipment, net	51,761	528	(101)	(c)	52,188
Goodwill	-	-	8,787	(d)	8,787
Other intangible assets, net	4,683	-	10,680	(e)	15,363
Other assets	323	-	-		323
TOTAL ASSETS	$ 125,636	$ 9,576	$ 11,498		$ 146,710
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$ -	$ 1,178	$ 7,377	(f)	$ 8,555
Current portions of capital lease obligations	156	-	-		156
Accounts payable	21,062	2,349	-		23,411
Accrued liabilities	8,916	596	2,679	(g)	12,191
Customer deposits	21,493	-	-		21,493
Current liabilities held for sale	538	-	-		538
Total current liabilities	52,165	4,123	10,056		66,344
LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	2,600	149	(149)	(h)	2,600
Long-term capital lease obligations, net of current portions	416	-	-		416
Other	2,331	-	6,895	(i)	9,226
Total long-term liabilities	5,347	149	6,746		12,242
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	-	-	-		-
Common stock, $0.001 par value; 30,000,000 shares authorized; 15,172,245 shares issued as of September 30, 2016	15	-	-		15
Treasury stock, at cost, 273,937 shares as of September 30, 2016	(1,842)	-	-		(1,842)
Additional paid-in capital	378,715	-	-		378,715
Accumulated deficit	(308,764)	5,304	(5,304)	(j)	(308,764)
Total stockholders’ equity	68,124	5,304	(5,304)		68,124
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 125,636	$ 9,576	$ 11,498		$ 146,710

See accompanying notes to unaudited pro forma combined consolidated financial statements.

Broadwind Energy, Inc. and Subsidiaries

Unaudited Pro Forma Combined Consolidated STATEMENT OF OPERATIONS

nine months ended September 30, 2016

(In thousands, except per share data)

	Broadwind	Red Wolf	Pro Forma adjustments		Pro Forma
Revenues	$ 132,689	$ 24,934	$ -		$ 157,623
Cost of sales	119,254	16,179	(21)	(k)	135,412
Gross profit	13,435	8,755	21		22,211
OPERATING EXPENSES:
Selling, general and administrative	11,785	3,016	-		14,801
Intangible amortization	333	-	862	(l)	1,195
Total operating expenses	12,118	3,016	862		15,996
Operating income (loss)	1,317	5,739	(841)		6,215
OTHER (EXPENSE) INCOME, net:
Interest expense, net	(431)	(41)	(232)	(m)	(704)
Other, net	27	36	-		63
Total other expense, net	(404)	(5)	(232)		(641)
Net income (loss) before benefit for income taxes	913	5,734	(1,073)		5,574
Benefit for income taxes	(16)	-	-		(16)
INCOME (LOSS) FROM CONTINUING OPERATIONS	929	5,734	(1,073)		5,590
Income (loss) from continuing operations per common share-basic	$ 0.06				$ 0.38
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—Basic	14,824				14,824
Income (loss) from continuing operations per common share-diluted	$ 0.06				$ 0.37
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—Diluted	15,038				15,038

See accompanying notes to unaudited pro forma combined consolidated financial statements.

Broadwind Energy, Inc. and Subsidiaries

Unaudited Pro Forma Combined Consolidated STATEMENT OF OPERATIONS

year ended december 31, 2015

(In thousands, except per share data)

	Broadwind	Red Wolf	Pro Forma adjustments		Pro Forma
Revenues	$ 199,156	$ 23,345	$ -		$ 222,501
Cost of sales	191,289	16,950	202	(n)	208,441
Gross profit	7,867	6,395	(202)		14,060
OPERATING EXPENSES:
Selling, general and administrative	18,271	3,515	-		21,786
Intangible amortization	444	-	1,149	(o)	1,593
Restructuring	1,060	-	-		1,060
Total operating expenses	19,775	3,515	1,149		24,439
Operating (loss) income	(11,908)	2,880	(1,351)		(10,379)
OTHER (EXPENSE) INCOME, net:
Interest expense, net	(799)	(37)	400	(p)	(436)
Other, net	425	1	(1)	(q)	425
Total other expense, net	(374)	(36)	399		(11)
Net (loss) income before benefit for income taxes	(12,282)	2,844	(952)		(10,390)
Benefit for income taxes	(36)	-	-		(36)
(LOSS) INCOME FROM CONTINUING OPERATIONS	(12,246)	2,844	(952)		(10,354)
Loss from continuing operations per common share-basic and diluted	$ (0.83)				$ (0.71)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—Basic and diluted	14,677				14,677

See accompanying notes to unaudited pro forma combined consolidated financial statements.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED

FINANCIAL STATEMENTS

(In Thousands)

Description of Transaction and Basis of Presentation

The unaudited pro forma combined consolidated financial statements are based upon the historical consolidated financial statements of Broadwind Energy, Inc. and its subsidiaries (“Broadwind,” the “Company,” “we,” or “us”) which were included in its Quarterly Report on Form 10-Q for the nine months ended September 30, 2016 and Annual Report on Form 10-K for the year ended December 31, 2015 and Red Wolf Company, LLC ("Red Wolf") financial statements for these periods which are included in this Current Report on Form 8-K/A. The unaudited pro forma combined consolidated statements of operations reflect the acquisition of Red Wolf as if it had occurred on January 1, 2015 (the first day of our 2015 fiscal year). The unaudited pro forma combined consolidated balance sheet as of September 30, 2016 reflects such acquisition as if it had occurred on that date.

In accordance with generally accepted accounting principles in the United States, the acquisition of Red Wolf is being accounted for using the purchase method of accounting. As a result, the unaudited pro forma combined consolidated balance sheet has been adjusted to reflect the preliminary allocation of the purchase price to identifiable net assets acquired based primarily on the Company's fair value assessment and the excess purchase price to goodwill. The purchase price allocation in these unaudited pro forma combined consolidated financial statements is based upon a purchase price of approximately $21.6 million, of which $16.5 million was paid in cash  and $5.0 million is the expected value of contingent future earn-out payments.

Pro Forma Adjustments

On February 1, 2017, Broadwind completed its acquisition of 100% of the outstanding equity of Red Wolf,  a privately held company, for $16.5 million in cash, a portion of which was applied to pay off Red Wolf’s outstanding indebtedness. The purchase price is subject to a customary net working capital adjustment and an earn-out structure under which the members of Red Wolf (“Sellers”) may become entitled to contingent consideration of up to $9.9 million, payable in cash and, at the election of the Company, up to 50% in the form of shares of the Company’s common stock. Broadwind operates Red Wolf as a wholly owned subsidiary.

The following pro forma adjustments are included in the unaudited pro forma combined consolidated balance sheet and/or the unaudited pro forma combined condensed consolidated statements of operations:

(a) Cash paid for the acquisition, assumed borrowing on the Company’s line of credit (LOC) to fund difference between cash on hand and consideration paid, and the elimination of Red Wolf cash.

(b) Fair value adjustment of inventory.

(c) Eliminate Red Wolf property and equipment not acquired, partially offset by increased fair value of acquired property and equipment.

(d) The value of goodwill as of 9/30/16.

(e) Fair value of Red Wolf intangible assets acquired.

(f)  Elimination of Red Wolf current debt as a result of the non-debt transaction structure and assumed borrowing on the Company’s LOC to fund difference between cash on hand and consideration paid.

(g) $2,679 fair value of first year earnout.

(h) Elimination of Red Wolf long-term debt.

(i)  Estimated deferred tax liabilities assumed and $2,296 fair value of second year earnout.

(j) Elimination of Red Wolf accumulated deficit.

(k)  Depreciation reduction due to Red Wolf property and equipment not acquired, partially offset by depreciation increase resulting from the fair value adjustment of acquired property and equipment.

(l) Amortization expense for acquired intangibles.

(m) Elimination of Red Wolf interest expense, partially offset by addition of interest expense on LOC.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED

FINANCIAL STATEMENTS

(In Thousands)

(n)  Depreciation increase due to the effect of fair value adjustment to inventories on costs of goods sold, partially offset by depreciation reduction due to Red Wolf property and equipment not acquired.

(o) Amortization expense for acquired intangibles.

(p) Elimination of Red Wolf interest expense and addition of interest expense on LOC.

(q) Elimination of Red Wolf other income.

(r) The preliminary allocation of purchase price and estimated goodwill as of February 1, 2017, the date of the transaction, is summarized below:

Total purchase price	$ 21,621
Assets acquired:
Cash and cash equivalents	63
Receivables	2,795
Inventories, net	5,054
Property and equipment, net	462
Intangible assets, net	10,680
Liabilities assumed	6,841
Goodwill (estimated)	9,408